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CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in Its Charter)

WINTERGREEN PARTNERS FUND, LP WINTERGREEEN PARTNERS OFFSHORE MASTER FUND, LTD WINTERGREEN ADVISERS, LLC DAVID J. WINTERS ELIZABETH N. COHERNOUR EVAN H. HO
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Wintergreen Advisers, LLC sent the following letter to Egan-Jones Proxy Services on April 18, 2018.

April 18, 2018
Mr. Kevin McManus
Egan-Jones Proxy Services
61 Station Road
Haverford, PA 19041
Kevin,
Thank you for speaking with Wintergreen on Friday.
Wintergreen believes that pursuing all avenues to reach NAV for shareholders is a compelling objective and argument in support of the Wintergreen proposal. The fact pattern surrounding CTO has changed dramatically in the past two years:
The new December 2017 Federal Tax law that makes REIT conversions less attractive because it lowers the general corporate tax rate from approximately 35% to 21% which compares similarly to the REIT so called pass-through rate of 20% (which would be paid by shareholders who hold positions in taxable accounts.)
Most of CTO's land has been sold or is under contract (which was a primary factor cited by CTO in 2016) as the reason that potential buyers had difficulty in valuing CTO.
Corporate overhead is high for a company of CTO's size, and the Company wants to raise compensation costs further, and
CTO is a size that could be acquired by a large REIT. A typical acquisition in the standard stock deal format would eliminate any immediate tax to shareholders and would provide investors with an investment in a larger corporation with greater trading volume providing enhanced liquidity for investors.
At Wintergreen's urging CTO has begun publishing an estimate of NAV (CTO Investor Presentation, dated February 8, 2018, page 31, copy attached), and this makes evident that CTO's share price continues to languish well behind the calculated and published asset value.
Wintergreen is concerned that a REIT conversion at the end of 2019 as contemplated in the Company's shareholder letter that accompanied the most recent 10k (page 5, copy attached) could have significant negative tax consequences for all shareholders of CTO. When the macro factors of the tax impact are combined with the Company's small size and the impact that the CTO proposed large increases in executive compensation and equity issuance would have on the income available to distribute, it raises serious questions about the benefits of a REIT conversion.

In March 2018, FRP Holdings, Inc., a Jacksonville based company that is approximately twice the size of CTO, announced that they were abandoning their plans to convert to a REIT as the lower corporate tax rate in the new tax law mitigates the reason for a change. We have included a copy of that story for your reference.
Wintergreen believes its proposal would benefit all shareholders by reducing the discount between NAV and share price by evaluating all options for the Company. CTO said in its proxy statement that it has benefited from the increased interest in the Daytona real estate market, which confirms our stance that there is no better time to evaluate all options for the Company. The fact that CTO refuses to support our shareholder-friendly proposal, and indicates that if passed, it will take steps to minimize the potential distraction to management while it is being implemented, raises serious concerns about the true interests of the Board.

Best Regards,

/s/ Liz Cohernour
Liz Cohernour Chief Operating Officer Wintergreen Advisers, LLC